Exhibit 99.1

Allakos Reports First Quarter 2019 Financial Results

REDWOOD CITY, Calif., May 8, 2019 – Allakos Inc. (Nasdaq: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Results

Research and development expenses were $15.1 million in the first quarter of 2019 as compared to $6.4 million in the same period in 2018. The increase in research and development expenses was primarily related to an increase in contract research and development activities in support of the advancement of AK002, the Company’s lead antibody, as well as an increase in consulting and personnel-related costs.

General and administrative expenses were $5.8 million in the first quarter of 2019 as compared to $2.3 million in the same period in 2018. The increase in general and administrative expenses was primarily attributable to an increase in personnel-related costs as a result of the Company’s increase in employee headcount, as well as incremental expense incurred from outside professional service providers for legal, information technology, and investor relations activities associated with becoming a publicly traded company in July 2018.

Allakos reported a net loss of $20.0 million in the first quarter of 2019 as compared to $8.5 million in the same period in 2018, an increase of $11.5 million. Net loss per basic and diluted share was $0.47 for the first quarter of 2019 compared to $4.19 in the same period in 2018.

Allakos ended the first quarter of 2019 with $167.2 million in cash, cash equivalents and marketable securities.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. AK002 has been shown to inhibit mast cells and deplete eosinophils.  Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has been tested in four clinical studies. In these studies, AK002 eliminated blood eosinophils and improved disease symptoms in patients with chronic urticaria, severe allergic conjunctivitis, and indolent systemic mastocytosis. AK002 is currently being tested in a double-blind, placebo-controlled Phase 2 trial for the treatment of eosinophilic gastritis and eosinophilic gastroenteritis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the timing of top-line results from Allakos’ ongoing clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development;

Allakos’ ability to timely complete clinical trials for, and if approved, commercialize AK002, its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK002; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ Form 10-K filed with the SEC on March 14, 2019, Allakos’ Form 10-Q filed with the SEC on May 8, 2019, and Allakos’ future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, COO, CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating expenses
Research and development	$15,098	$6,401
General and administrative	5,829	2,308
Total operating expenses	20,927	8,709
Loss from operations	(20,927)	(8,709)
Interest income, net	1,030	224
Other expense, net	(56)	—
Net loss	(19,953)	(8,485)
Unrealized gain on marketable securities, net of tax	45	—
Comprehensive loss	$(19,908)	$(8,485)
Net loss per common share:
Basic and diluted	$(0.47)	$(4.19)
Weighted-average number of common shares outstanding:
Basic and diluted	42,620	2,024

allakos inc.

CONDENSED balance sheets

(in thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,464	$33,660
Investments in marketable securities	135,724	145,246
Prepaid expenses and other current assets	1,511	2,703
Total current assets	168,699	181,609
Property and equipment, net	9,031	8,848
Operating lease right-of-use assets	5,977	—
Other long-term assets	802	802
Total assets	$184,509	$191,259
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,789	$2,092
Accrued expenses and other current liabilities	4,443	3,164
Total current liabilities	8,232	5,256
Other long-term liabilities	8,388	2,009
Total liabilities	16,620	7,265
Stockholders' equity:
Common stock	43	42
Additional paid-in capital	291,881	288,079
Accumulated other comprehensive income (loss)	30	(15)
Accumulated deficit	(124,065)	(104,112)
Total stockholders’ equity	167,889	183,994
Total liabilities and stockholders’ equity	$184,509	$191,259